UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2014

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Vishay Intertechnology, Inc. ("Vishay") today entered into an agreement to acquire Taiwan based Capella Microsystems (Taiwan) Inc. (GreTai Securities Market: 3582) ("Capella") for approximately NT$6,051 million or US$205 million. Capella is a fabless IC design company specializing in optoelectronic products.

Vishay intends to acquire Capella first through a tender offer of up to 100% of Capella's outstanding shares at a price of NT$139 per share.  The tender offer is conditioned upon at least a majority of the outstanding shares being tendered.  If a majority, but less than 100%, of the outstanding shares are tendered, Vishay will complete the acquisition of Capella by merger according to the Agreement and Plan of Merger executed today with Capella.  The period to tender outstanding shares begins on July 14, 2014 and ends on September 1, 2014, but could be extended pursuant to local regulations.  If a majority of the outstanding shares are tendered, the tender offer is expected to close in September 2014 followed by Vishay's acquisition of 100% of Capella in a merger by the end of January 2015.  Capella's board approved the acquisition agreement, and senior management and a majority of the members of the board of Capella other than independent directors have entered into agreements to tender their shares in the tender offer. The closing of the tender offer and merger are subject to customary closing conditions, including obtaining all necessary governmental approvals and clearances.

A copy of the press release announcing the transaction is attached as Exhibit 99.1 to this report.

Item 9.01 - Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
99.1	Press release dated July 11, 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2014

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer